SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                       FORM 15

         Certification and Notice of Termination of Registration under
   Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number: 0-18456

                    INLAND MORTGAGE INVESTORS FUND III, L.P.
              (Exact name of registrant as specified in its charter)

            2901 BUTTERFIELD ROAD, OAK BROOK, IL  60523; (630) 218-8000
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             LIMITED PARTNERSHIP UNITS
             (Title of each class of securities covered by this Form)
                                        NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i) [ x ]                      Rule 12h-3(b)(1)(ii)[   ]
Rule 12g-4(a)(1)(ii)[   ]                      Rule 12h-3(b)(2)(i) [   ]
Rule 12g-4(a)(2)(i) [   ]                      Rule 12h-3(b)(2)(ii)[   ]
Rule 12g-4(a)(2)(ii)[   ]                               Rule 15d-6 [   ]
Rule 12h-3(b)(1)(i) [   ]


     Approximate number of holders of record as of the certification or notice date: NONE

Pursuant to the requirements of the Securities Exchange Act of 1934 Inland Mortgage Investors Fund III, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   December 30, 1998       BY:  /s/ Roberta S. Matlin

                                         Roberta S. Matlin
                                         Senior Vice President of
                                         Inland Real Estate Investment
                                         Corporation (the General
                                         Partner of Registrant)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.